EXHIBIT 99.1

Nevada Gold & Casinos Terminates Discussions Regarding Horizon Casino Hotel

HOUSTON, September 17, 2008 -- Nevada Gold & Casinos, Inc. (AMEX:UWN) today announced that it is no longer pursuing any form of transaction or agreement related to the Horizon Casino Hotel in Vicksburg, Mississippi. On September 9, 2008, the Company indicated it no longer expected to acquire the Horizon Casino Hotel under the previously negotiated terms and conditions. Nevada Gold and Tropicana Entertainment have been in discussions regarding a possible alternative transaction but have determined that no alternatives exist that are suitable to both parties.

The Company stated it intends to seek the return of its $2 million deposit, and that it looks forward to using its strong cash position to actively pursue other attractive management agreements and acquisition opportunities.

Forward-Looking Statements
This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional Indian gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos
Nevada Gold & Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging entertainment facilities in Colorado and California. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company also works with Native American tribes in a variety of capacities. Current Native American projects consist of a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for the Buena Vista Rancheria of Me-Wuk Indians.   For more information, visit www.nevadagold.com.

CONTACT:	Nevada Gold & Casinos, Inc. Robert B. Sturges (713) 621-2245 Integrated Corporate Relations Don Duffy (203) 682-8200